Exhibit 10.4

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of this                  day of                         , 2006, by and between MCCASLIN PLAZA LLC, a Colorado limited liability company (“Landlord”), and SOUND SURGICAL TECHNOLOGIES LLC, a Colorado limited liability company (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated May 30, 2003, demising the Premises described therein (the “Lease”). Except as otherwise defined herein, all capitalized terms used in this First Amendment shall have the meanings ascribed thereto in the Lease; and

WHEREAS, Landlord and Tenant have agreed to amend the Lease as more particularly provided in this First Amendment.

FIRST AMENDMENT:

NOW, THEREFORE, in consideration of the mutual agreements contained in the Lease and in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree that the Lease is amended as follows:

1. Leased Premises. The Leased Premises shall be expanded to include an additional approximate 5,474 square feet as depicted on Exhibit A attached hereto (the “Expansion Premises”). The exact square footage of the Expansion Premises shall be verified prior to the “Amendment Commencement Date” (as hereinafter defined). Following the Amendment Commencement Date, the rentable square footage of the Leased Premises shall be 13,949 square feet, subject to adjustment based upon verification thereof. All references to square footage of the Leased Premises contained in the Lease shall be revised accordingly.

2. Term. Section 2 of the Lease is hereby deleted in its entirety and replaced with the following:

2.01 Amended Primary Lease Term. The Term of the Lease shall be for a period of sixty (60) months and shall commence on the later to occur of (a) August 1, 2006, or (b) the date of substantial completion of the Expansion Premises (the “Amendment Commencement Date”). The Term of the Lease will end on the date which is sixty (60) months following the Amendment Commencement Date (the “Amended Primary Lease Term”). Following the Amendment Commencement Date, all references in the Lease to the “Primary Lease Term” shall thereafter refer to the Amended Primary Lease Term.

3. Completion of the Premises. Section 3 of the Lease is hereby deleted in its entirety.

4. Rent. Sections 4.01 and 4.05 of the Lease are hereby deleted in their entirety and replaced with the following:

4.01 Base Rent. Tenant agrees to pay Landlord during the first full Lease Year of the Amended Primary Lease Term Base Rent at a rate of $11.75 per rentable square foot per year. Base Rent shall be payable in monthly installments of 1/12th of the annual Base Rent due and payable beginning on the Amendment Commencement Date and, thereafter, on the first day of each calendar month; provided, however, the first 1/2 month of Base Rent for the Expansion Premises shall be abated. Monthly installments of Base Rent for any partial calendar month shall be prorated based upon the number of days in such calendar month. On each anniversary of the Lease, annual Base Rent will be increased by an amount equal to 3.25% of the annual Base Rent for the previous Lease Year without any further notice to Tenant.

5. Tenant’s Proportional Share. Tenant’s Proportional Share shall be approximately 34.4%, subject to adjustment based upon verification of the square footage of the Expansion Premises. All references in the Lease to Tenant’s Proportional Share shall be revised accordingly.

6. Tenant Improvement Allowance. Section 11 of the Lease shall be amended by the addition of the following Section 11.05:

11.05 Tenant Improvement Allowance. Landlord will pay Tenant an amount not to exceed $12.00 multiplied by the square footage of the Expansion Premises for the purpose of reimbursing Tenant for completed improvements to the Expansion Premises which may include, without limitation, improvements to Tenant’s data and telecom cabling located in the Leased Premises, which reimbursement shall be delivered to Tenant no later than ten (10) business days following receipt of paid invoices therefor.

7. Signs and Advertising. Section 14.01 of the Lease is hereby amended by the addition of the following sentence to the end thereof: “Notwithstanding the foregoing all signage for the Premises existing as of the date of the First Amendment is expressly approved by Landlord.”

8. Real Estate Broker. Section 32.01 of the Lease is hereby deleted in its entirety and replaced with the following:

32.01 Tenant represents that Tenant has been represented by Equis Corporation in connection with this First Amendment, and Tenant further represents that no other broker negotiated or participated in the negotiations of this First Amendment, submitted or showed the Premises or is entitled to any commission in connection with this First Amendment. Landlord shall be responsible for payment of commission to Equis Corporation calculated as follows: (a) $1.00 per square foot per Lease Year of the Amended Primary Lease Term for the Expansion Premises, plus (b) six percent (6%) of (i) Base Rent attributable to the portion of the Leased Premises excluding the Expansion Premises for the Amended Primary Lease Term, less (ii) Base Rent for the Primary Term under the Lease prior to this First Amendment (the “Commission”). One-half of the Commission shall be due and payable by Landlord to Equis Corporation upon execution of this First Amendment, with the balance due and payable on the Amendment Commencement Date.

9. Access to Premises. Section 33 of the Lease is hereby amended by the addition of the following Section 33.01 (j):

(j) Tenant shall be permitted to access the Premises at any time; provided, however, Tenant shall be solely responsible for payment of any costs and expenses associated with access outside normal Building hours, including, without limitation, costs of HVAC services described in Section 7.00.

10. Right of First Offer. During the Amended Primary Lease Term and any renewal term, Tenant shall have a right of first offer to lease any available space located on the first floor of the Building in accordance with the terms and conditions of Section 37 of the Lease.

11. Option to Extend. Section 38 of the Lease is hereby deleted in its entirety and replaced with the following:

38.01 Option to Extend Amended Primary Lease Term. Upon the full and complete performance of all terms, covenants and conditions contained in the Lease by Tenant and the payment of all Rent and other sums due under the terms of the Lease, Tenant shall have the option to renew the Lease for one (1) additional term of three (3) years (the “Renewal Term”). If Tenant desires to exercise this option, Tenant must deliver written notice of its election to Landlord not less than nine (9) months prior to the expiration of the Amended Primary Lease Term. If Tenant exercises this option, the Lease, and all terms and provisions thereof, shall be deemed to be extended for the Renewal Term, subject to the right of Landlord to make any adjustments and to assess any charges against Tenant which are provided in the Lease. Base Rent for the Renewal Term shall be at the then-current market rate with reasonable annual increases, all as determined by an appraiser engaged by the parties with expertise in office lease rates in the Boulder County area. If the parties cannot agree on an appraiser to make such determination, each party may hire an appraiser and the Base Rent and increases thereof for the Renewal Term shall be the average of the recommendations of the appraisers.

12. Security Deposit. All the terms and provisions of Section 39 of the Lease shall apply to the Amended Primary Lease Term and the Renewal Term, if any. Tenant’s Security Deposit for such is as follows:

Tenant’s current $90,000 Letter of Credit shall be reduced at the end of the fourth month after the Amendment Commencement Date to a $60,000 Letter of Credit. At the end of the sixteenth month after the Amendment Commencement Date the Letter of Credit shall no longer be required and Tenant shall deposit with Landlord the amount of $8,819.79 to be held as the Security Deposit.

13. Parking. Based upon the formula provided in Section 40.01, Tenant shall be entitled to the non-exclusive use of approximately 56 parking spaces, subject to adjustment based upon verification of the square footage of the Expansion Premises.

14. Ratification and Confirmation of Lease Terms. Tenant acknowledges and agrees that the terms, provisions, covenants and agreements set forth in the Lease are and shall be in full force and effect, as amended hereby. Tenant hereby ratifies and confirms all of the terms and provisions of the Lease.

15. Effect of Amendment. Except as herein modified, the Lease shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the date and year first written above.

LANDLORD: MCCASLIN PLAZA LLC, a Colorado limited liability company

By:	/s/ Victoria O’Connor
Name: Victoria O’Connor
Title: Manager

TENANT: SOUND SURGICAL TECHNOLOGIES LLC, a Colorado limited liability company

By:	/s/ Donald B. Wingerter, Jr.
Name: Donald B. Wingerter, Jr.
Title: Chief Executive Officer

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